GOLD BANC CORPORATION, INC.
                             11301 NALL AVENUE
                             LEAWOOD, KANSAS 66211
                             www.goldbanc.com

                             Nasdaq: GLDB   MORE THAN MONEY SM

FOR FURTHER INFORMATION:

AT GOLD BANC:
Michael W. Gullion           Malcolm M. Aslin      J. Craig Peterson
Chief Executive Officer      President             Chief Financial
Chairman of the Board                                Officer
(913) 451-8050               (913) 451-8050        (913) 451-8050
mgullion@goldbanc.com        micka@goldbanc.com    craigp@goldbanc.com

Keith E. Bouchey        Brian J. Ruisinger
Exec. V.P. - M&A        Investor Relations
(913) 451-8050          (913) 451-8050
keithb@goldbanc.com     brianr@goldbanc.com


FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 25, 1999

             GOLD BANC ANNOUNCES THREE ACQUISITIONS
            ADDING MORE THAN $700 MILLION IN ASSETS TO
                  EXISTING MARKETS IN OKLAHOMA,
                       MISSOURI AND KANSAS



                            HIGHLIGHTS

 . CountryBanc Holding Company, Edmond, Oklahoma ($530 million in assets) acquired in $82.7 million stock-for-stock tax free merger
 . First Business Bancshares of Kansas City, Missouri (First
  Business Bank, N.A.) ($120 million in assets), acquired in $26.7 million stock-for-stock tax free merger
 . Linn County Bank, LaCygne, Kansas ($53 million in assets) acquired in $9.2 million purchase transaction (52% stock / 48% cash)



LEAWOOD, KANSAS--OCTOBER 25, 1999 --GOLD BANC, (Nasdaq: GLDB), in another step toward creating America's premiere community banking and financial services company, announced today the signing of definitive agreements to acquire three community banking companies. Including other previously announced acquisitions, these deals will increase Gold Banc's assets to approximately $2.75 billion, from $1.28 billion on September 30, 1999, and its core deposits to more than $2.4 billion, from $967 million on September 30, 1999.

Gold Banc is one of the country's fastest growing financial services organizations, using a network of community banks and its newly released electronic banking capability to deliver the full range of financial products and services customers require. Gold Banc currently has locations in sixteen communities. With these acquisitions, along with the acquisition of Union Bank of Denver, Colorado and American Bank of Bradenton, Florida announced earlier this year, the total communities served will be forty-seven.


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Michael W. Gullion, Gold Banc Chairman and CEO, said, "From its infancy, Gold Banc has targeted internal growth and growth through acquisition. Our acquisition strategy has been consistent and focused. An acquisition must allow us the opportunity to fill in existing markets, which both First Business Bank and Linn County Bank will do; or the acquisition must allow us to enter attractive contiguous counties and states, which CountryBanc and Union Bank will do; or it must allow us to follow our customers, which American Bank will do as we follow the large number of Midwesterners retiring to the West Coast of Florida. Acquisitions must be accretive to earnings per share in the first year and we are very interested in acquisitions in metropolitan, high-growth areas, which meet one or more of the above criteria, to foster strong core internal growth, thereby becoming less dependent on acquisitions over time."

"We are pleased with the steps taken over the past two years to add management depth and experience, to build our technical and operational infrastructure, and to offer a full range of financial services that have positioned Gold Banc to take advantage of these acquisition opportunities," Gullion added.

OVERVIEW OF COUNTRYBANC HOLDING COMPANY

CountryBanc is based in Edmond, Oklahoma, which is part of the largest and fastest growing market in Oklahoma (Oklahoma City). The bank operates under the name People First Bank in seventeen communities to the north and west of Oklahoma City along two of the state's primary interstates: I-40 and I-35. Assets of the company, including its one pending acquisition, totaled $530 million on September 30, 1999, total deposits were $455 million and net loans were $360 million, supported by total equity capital of $50 million. This transaction is expected to provide double-digit accretion to 2000 earnings per share on a full year basis. Expected closing is
1st Quarter of 2000. Completion of the transaction is subject to the approval of the appropriate regulatory authorities and the shareholders of both Gold Banc and CountryBanc.

When combined with Gold's existing community bank located in Tulsa, Oklahoma, Gold's total deposits in Oklahoma will increase to be the 10th largest in the state at approximately $650 million.

The total purchase price of the CountryBanc acquisition is approximately $82.7 million in a stock-for-stock, tax-free exchange. The exchange is fixed based on 7,971,589 shares of Gold Banc common stock issued for all CountryBanc shares. Should the average price of Gold Banc common stock fall below $9.50 for a specified period of five trading days immediately prior to the closing date, CountryBanc can terminate the transaction, subject to Board approval and ratification by a shareholder vote of two-thirds of the outstanding shares. The shares of CountryBanc are not publicly traded.


OVERVIEW OF FIRST BUSINESS BANK OF KANSAS CITY, N.A.

First Business Bank of Kansas City, N.A., the banking subsidiary of First Business Bancshares of Kansas City, opened in 1988. Total assets as of September 30, 1999 were $125 million, net loans of $110 million, total deposits were $107 million, and total equity capital was $10.3 million.


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The bank is located in the heart of Kansas City's popular Country
Club Plaza and serves a strong small business market.

It has a loan and leasing division in Johnson County, Kansas.
The bank will be merged with and
into Gold's flagship subsidiary, Gold Bank. This transaction is expected to be slightly accretive in 2000 and will provide Gold's first location on the established Missouri side of the metropolitan area, positioning Gold to take advantage of this additional strong-growth market. This transaction is expected to close during the 1st Quarter of 2000. Completion of the transaction is subject to the approval of the appropriate regulatory authorities and the shareholders of both Gold Banc and First Business.

The total purchase price of the First Business acquisition is approximately $26.7 million in a stock-for-stock, tax-free exchange. The exchange ratio floats based on the average price of Gold Banc common stock during the ten day trading period ending three days prior to closing between $11.00 and $13.50. Closing is conditioned on the average Gold Bank stock price being $10.50 or higher immediately prior to closing. The shares of First Business are not publicly traded.

OVERVIEW OF LINN COUNTY BANK, LACYGNE, KANSAS

Linn County Bank is a subsidiary of DSP Investments and is the oldest established community bank in Kansas. Linn County, with total assets of more than $53 million, total deposits of $37 million, net loans of $26 million, and total equity capital of $4 million, also has a location in rapidly growing Lenexa, Kansas (Johnson County). LaCygne is approximately fifty miles south of Gold's headquarters in Leawood, Kansas. Linn County will be merged with and into Gold's flagship subsidiary, Gold Bank. The acquisition is expected to be slightly accretive to 2000 earnings per share and is expected to close in the 1st Quarter of 2000.

The total purchase price of the Linn County acquisition is approximately $9.2 million in a combination of cash and exchange of stock. The stock-for-stock portion of the transaction is tax-free and floats based on the average price of Gold Banc common stock during the ten day trading period ending three days prior to closing. The shares of Linn County Bank are not publicly traded and the Gold Banc shares to be exchanged will not
be registered.   Completion of the transaction is subject to
approval of the appropriate regulatory authorities.

With this transaction, Gold will be the fourth largest commercial banking company, in terms of deposits, headquartered in Kansas, and ninth largest commercial bank in Kansas, overall, with total deposits of more than $630 million.

"We are excited about all three of these acquisitions. We are solidifying Gold's community banking franchise in Kansas and Oklahoma, where we have already established a significant customer base and have positioned ourselves to move more forcefully into Missouri. We are also expanding our cross-selling opportunity for Gold's full range of financial services, including investments, insurance, mortgage, trust and international services", added Gullion.


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SAFE HARBOR STATEMENT

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.


GOLD BANC WILL BE HOSTING A TELECONFERENCE AT 2:30 P.M. CENTRAL TIME (3:30 P.M. EASTERN STANDARD TIME) ON TUESDAY, OCTOBER 26, 1999 TO DISCUSS THESE AND OUR OTHER PENDING ACQUISITIONS. TO PARTICIPATE IN THE CONFERENCE, PLEASE DIAL 1-800-289-0437 AND REFERENCE CONFIRMATION CODE #813786.



               VISIT GOLD BANC AT www.goldbanc.com
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                   GOLD BANC CORPORATION, INC.
      UNAUDITED PRO FORMA COMBINED BALANCE SHEET HIGHLIGHTS
                        SEPTEMBER 30, 1999
                        (IN THOUSANDS) (1)

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                       LINN       FIRST
          GOLD BANC    COUNTY     BUSINESS   COUNTRYBANC   PRO FORMA
          CORP., INC.  BANK       BANK       HOLDING CO.   COMBINED

Total
net
loans    $ 857,436     $27,037    $109,880   $360,171      $1,354,524

Total
assets   $1,278,662    $53,175    $124,866   $530,241      $1,986,944

Total
deposits $967,295      $35,583    $107,236   $455,524      $1,565,638

Total
equity
capital  $ 90,290      $  4,220   $ 10,283   $ 49,734      $  154,527


(1)  Does not include Union Bankshares, Ltd. and American
Bancshares, Inc.









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